Exhibit 10.9

FIRST AMENDMENT TO LEASE

I.             PARTIES AND DATE.

This First Amendment to Lease (the “Amendment”) dated March 29, 2013, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company (“Landlord”), and BOOT BARN, INC., a Delaware corporation (“Tenant”).

II.            RECITALS.

On June 25, 2010, Landlord and Tenant entered into a lease (“Lease”) for space in a building located at 15776 Laguna Canyon Road, Irvine, California (herein referred to as the “15776 Laguna Canyon Premises”).

Landlord and Tenant each desire to modify the Lease to add approximately 22,347 rentable square feet of space in a building located at 15770 Laguna Canyon Road, Irvine, California, which space is more particularly described on EXHIBIT A attached to this Amendment and herein referred to as the “15770 Laguna Canyon Premises”, to adjust the Basic Rent and to make such other modifications as are set forth in “III.  MODIFICATIONS” next below.

Ill.           MODIFICATIONS.

A     Building/Premises.  From and after the Commencement Date for the 15770 Laguna Canyon Premises, all references to the “Building” in the Lease shall be amended to refer to the two (2) buildings located at 15770 Laguna Canyon Road (the “15770 Laguna Canyon Building”) and at 15776 Laguna Canyon Road (the “15776 Laguna Canyon Building”), Irvine, California, either collectively or individually as the context may reasonably require, and the 15770 Laguna Canyon Premises together with the 15776 Laguna Canyon Premises shall collectively constitute the “Premises” under the Lease.

B.    Basic Lease Provisions.  The Basic Lease Provisions are hereby amended as follows:

1.             Effective as of the Commencement Date for the 15770 Laguna Canyon Premises, Item 2 shall be deleted in its entirety and substituted therefor shall be the following:

“1.  Premises: The Premises are more particularly described in Section 2.1.

Address of Buildings: 15770 Laguna Canyon, Suite 150, Irvine, CA

15776 Laguna Canyon, Irvine, CA “

2.             Item 4 is hereby amended by adding the following:

“Commencement Date for the 15770 Laguna Canyon Premises: June 1, 2013”

3.             Item 5 is hereby amended by adding the following:

“5.  Lease Term as to the 15770 Laguna Canyon Premises: The Term of the Lease as to the 15770 Laguna Canyon Premises shall expire concurrently with the Expiration Date of the Lease, that is at midnight on September 30, 2015.”

4.             Item 6 is hereby amended by adding the following:

“Basic Rent for the 15770 Laguna Canyon Premises:

Months of Term or Period for the 15770 Laguna Canyon Premises	Monthly Rate Per Rentable Square Foot for the 15770 Laguna Canyon Premises	Monthly Basic Rent (rounded to the nearest dollar) for the 15770 Laguna Canyon Premises
Commencement Date for the 15770 Laguna Canyon Premises — May 31, 2014	$.70	$15,643.00
June 1, 2014 — May 31, 2015	$.73	$16,313.00
June 1, 2015 — Expiration Date	$.76	$16,984.00

5.             Effective as of the Commencement Date for the 15770 Laguna Canyon Premises, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:

“8.  Floor Area of Premises: Approximately 93,069 rentable square feet, comprised of the following:

15770 Laguna Canyon Premises — approximately 22,347 rentable square feet

15776 Laguna Canyon Premises — approximately 70,722 rentable square feet

Floor Area of the 15770 Laguna Canyon Building — approximately 50,562 rentable square feet

Floor Area of the 15776 Laguna Canyon Building — approximately 70,722 rentable square feet”

6.             Item 9 is hereby deleted in its entirety and substituted therefor shall be the following:

“9.  Security Deposit: $70,804.00”

7.             Effective as of the Commencement Date for the 15770 Laguna Canyon Premises, Item 11 shall be deleted in its entirety and substituted therefor shall be the following:

“11.  Vehicle Parking Spaces: 227 unreserved vehicle parking spaces in accordance with the provisions set forth in Exhibit F to the Lease”

C.  Right to Extend the Lease.  The provisions of Section 1 of Exhibit G to the Lease, entitled “Right to Extend this Lease”, shall remain in full force and effect and exercisable by Tenant during the Term of the Lease, but as to the 15770 Laguna Canyon Premises and the 15776 Laguna Canyon Premises, collectively.

D.  Landlord’s Responsibilities.  Effective as of the Commencement Date for the 15770 Laguna Canyon Premises, Section 2 of Exhibit G attached to the Lease, entitled “Landlord’s Responsibilities”, shall be binding as to the 15770 Laguna Canyon Premises and Building, except that the reference to the “Commencement Date” of the Lease in Subsection 2(a) of Exhibit G shall be revised to the “Commencement Date for the 15770 Laguna Canyon Premises”.

E.  Operating Expenses for the 15770 Laguna Canyon Premises.  Effective as of the Commencement Date for the 15770 Laguna Canyon Premises, the definition of “Tenant’s Share” in Section (a) of Exhibit B attached to the Lease shall be amended and restated as follows:

“The Term “Tenant’s Share” means 100% of the Operating Expenses reasonably determined by Landlord to benefit or relate substantially to the 15776 Laguna Canyon Building, plus that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area of the Premises and the denominator of which is the total rentable square footage, as reasonably determined from time to time by Landlord, of all or some of the buildings in the Project for expenses reasonably determined by Landlord to benefit or relate substantially to all of some of the buildings in the Project rather than to the 15776 Laguna Canyon Building or any other specific building.”

F.  Security Deposit.  Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of $18,682.00 to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.

G.  Signs.  Effective as of the Commencement Date for the 15770 Laguna Canyon Premises, the first sentence of Section 5.2 of the Lease shall be amended and restated as follows:

“Provided Tenant continues to occupy the entire Premises, Tenant shall have the non-exclusive right to 2 exterior “building top” signs on the 15776 Laguna Canyon Building and one (1) exterior “building top” sign on the 15770 Laguna Canyon Building for Tenant’s name and graphics in locations designated by Landlord, subject to Landlord’s right of prior approval (which shall not be unreasonably withheld or delayed), that such exterior signage is in compliance with the Signage Criteria (defined below).”

H.  Termination of Existing Month-to-Month Lease.  Landlord and Tenant are currently parties to a month-to-month lease for a portion of the 15770 Laguna Canyon Premises (the “Existing Lease”).  Unless earlier terminated by either of the parties, the parties agree that the Existing Lease shall terminate effective as of the day preceding the Commencement Date for the 15770 Laguna Canyon Premises (the “Termination Date”).  Such termination, however, shall not relieve Tenant of: (a) any rental obligations (or obligations for other charges) owed by Tenant, or other obligations required of Tenant, as are set forth in the Existing Lease which accrue prior to the Termination Date, and (b) any indemnity, hold harmless or other obligation under the Existing Lease which is reasonably intended to survive the expiration or early termination of the Existing Lease.

I.  Early Occupancy.  Promptly following the date of the full execution and delivery of this Amendment (the “Early Occupancy Date”), Landlord agrees that Tenant shall be permitted to store its document(s) only in that portion of the 15770 Laguna Canyon Premises shown on Exhibit A-1 attached to this Amendment (the “Early Occupancy Premises”), subject to the following terms and conditions: (a) concurrently with the execution and delivery of this Amendment, and prior to any such early occupancy by Tenant, Tenant shall deliver to Landlord the required insurance certificates for its occupancy of the Early Occupancy Premises; and (b) Tenant’s occupancy of the Early Occupancy Premises prior to the Commencement Date for the 15770 Laguna Canyon Premises pursuant to this Section shall be subject to all of the covenants and conditions on Tenant’s part contained in the Lease (including, without limitation, the covenants contained in Sections 5.3, 6.1, 7.1, 7.3, 7.4, 10.1 and 10.  3 of the Lease), except for the obligation to pay Basic Rent and Operating Expenses for the 15770 Laguna Canyon Premises.

J.  Specified Alterations.  Landlord hereby conditionally approves the demolition of the “clean room/lab area” portion of the 15770 Laguna Canyon Premises, as generally shown on Exhibit A-1 attached hereto and the conversion of such area to warehouse space (the “Specified Alterations”), provided that such Specified Alterations shall be constructed at Tenant’s sole cost and expense in accordance with all City-required permit(s) therefor, and that Tenant shall forward architectural plans for such Specified Alterations to Landlord for approval prior to the commencement of construction thereof.  Landlord agrees that Tenant shall have no obligation to remove or restore the Specified Alterations at the Expiration Date or sooner termination of the Lease.  Except as otherwise specifically provided in this Section, Tenant’s construction of the Specified Alterations shall be subject to the terms and conditions of Section 7.3 of the Lease.

K.  Broker’s Commission.  Article XVIII of the Lease is amended to provide that the parties recognize Irvine Realty Company (“Landlord’s Broker’’) as the broker representing Landlord in connection with the negotiation of this Amendment, and that no broker has represented Tenant in connection with the negotiation of this Amendment.  Landlord shall be responsible for the payment of a brokerage commission to Landlord’s Broker.  The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.

L.  Acceptance of the 15770 Laguna Canyon Premises.  Tenant acknowledges that the lease of the 15770 Laguna Canyon Premises pursuant to this Amendment shall be subject to the acknowledgements set forth in the initial two (2) sentences of Section 2.2 of the Lease, and shall be on an “as-is” basis without further obligation on Landlord’s part as to improvements whatsoever.

IV.                               GENERAL.

A.  Effect of Amendments.  The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.  Entire Agreement.  This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III.  MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.  Counterparts.  If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.  Defined Terms.  All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.  Corporate and Partnership Authority.  If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

V.                                    EXECUTION

Landlord and Tenant executed this Amendment on the date as set forth in “1.  PARTIES AND DATE.” above.

LANDLORD:		TENANT:

THE IRVINE COMPANY LLC		BOOT BARN, INC.
a Delaware limited liability company		a Delaware corporation

By	/s/ Steven M. Case	By	/s/ James Conroy
	Steven M. Case, Executive Vice President	Name	James Conroy
	Office Properties	Title	CEO

By	/s/ Michael T. Bennett	By	/s/ Paul Iacono
	Michael T. Bennett, Senior Vice President	Name	Paul Iacono
	Operations, Office Properties	Title	CFO

EXHIBIT A

15770 Laguna Canyon

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EXHIBIT A-1

15770 Laguna Canyon, Suite 150

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